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                                                                    Exhibit 10.5

March 21, 2003

Leonard R. Stein
2218 Clay Street
San Francisco, CA 94115

Dear Lenny:

I am delighted to confirm our offer to join Overture Services, Inc. (the "Company") as Chief Legal Officer commencing on or before April 7, 2003. This position will report to the President and Chief Executive Officer and you will be a member of our Executive Management Team.

The following are the specific terms of our offer:

- You will earn a base salary of $12,916.67 per semi-monthly pay period, which is equivalent to $310,000.00 on an annual basis. You will be paid in accordance with the Company's normal payroll procedures.

- Your annual short-term incentive will be $175,000 at Target with a maximum payout of 200% ($350,000) of target. Bonuses are reviewed and earned on an annual basis prorated from the date of hire, and subject to the Company's eligibility rules, available funding and payout schedule. For 2003, Overture agrees that your short-term incentive will be $160,000 at Target with a maximum payout of 200% ($320,000) and to pay you a minimum of 100% of this bonus target amount (i.e.$160,000). Your 2003 short-term incentive shall not be prorated to reflect the portion of the year you are employed with us.

- You will receive a one-time hiring bonus of $25,000 within ten days after you commence work.

- We understand that between your start date and August 2004, you expect to commute from your home in San Francisco. As we've discussed, we would expect that you will typically spend 4 days per week at our corporate headquarters in Pasadena except when traveling on company business outside of the Pasadena area. You will be provided with the necessary assistance to support your commute between your home and Overture's office in Pasadena until you are able to permanently relocate to Southern California. Overture agrees to cover reasonable commuting expenses through August, 2004. Reasonable expenses would include lodging and transportation consistent with Company policy. In addition, the Company will reimburse incidental expenses including, for example, meals or health club, up to $25 per day (if traveling to other locations on company business, reimbursement would follow the Company's Travel and Entertainment expense guidelines).

- You will be provided with an allowance not to exceed $50,000 to help you relocate your primary residence within a reasonable commuting distance of our Pasadena office within 18

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         months of your start date. This allowance can only be used for IRS allowable expenses and must follow company policy for the type of allowable expense, the reimbursement process for submitting receipts, and other reasonable guidelines. We use a professional third party reloca tion administrator to provide you with expert assistance in facilitating your move, and we expect you to work through the administrator.

- We will recommend to the Board of Directors of the Company (or the Compensation Committee if it has delegated the assignment) that, at the next meeting, you be granted an option to purchase 50,000 shares of Common Stock of the Company (the "Initial Half Grant") at the fair market value as determined by the closing price for the Common Stock on the last market trading day prior to the grant date, as reported in the Wall Street Journal. The vesting commencement date of the Initial Half Grant will be your Start Date. Subject to your continued employment by the Company, at the first meeting of the Board of Directors (or the Compensation Committee if it has delegated the assignment) after the three month anniversary of your first date of full-time employment with the Company, we will recommend that you be granted a stock option to purchase 50,000 shares of Common Stock of the Company (the "Subsequent Half Grant") at the fair market value as determined by the closing price for the Common Stock on the last market trading day prior to the grant date, as reported in the Wall Street Journal. The vesting commencement date for the "Subsequent Half Grant" will be the three-month anniversary of your Start Date. Options granted under both the Initial Half Grant and the Subsequent Half Grant shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. Subject to the terms of the Stock Option Plan, these stock option agreements shall provide you with the ability to exercise vested options up to 1 year from the date of termination, in the event you are terminated without Cause as that term is defined in the Overture Services, Inc. Change of Control Severance Agreement, hereafter the "Change of Control Agreement).

- As a Section 16 employee, it is our policy to recommend to the Committee that you receive a set of severance benefits in the event you are terminated pursuant to a change of control ("double-trigger" termination). Standard double-trigger benefits include accelerated vesting of stock options, 24-months exercise extension, and twelve (12) months of base salary as severance. Please refer to this "Tier I" Change of Control Agreement for the complete terms.

- In the future, your annual salary and short and long term incentive awards will be reviewed on a regular basis at the same time and in the same manner as other peer senior managers.

- You will receive 10 days of paid vacation in 2003 and per calendar year thereafter until your years of service make you eligible for a higher accrual. You will also receive 2 personal days per calendar year; each accrues on a 6-month basis. In addition, you may take additional days on an unpaid basis. You may take your previously planned vacation on April 14th-18th and May 2nd.

- You will be eligible for all benefit programs offered to employees, subject to the eligibility rules of each program.

- We will pay on your behalf your California and District of Columbia Bar fees and section memberships, reasonable expenses to meet your continuing education requirements, and your memberships in the American Bar Association, American Corporate Counsel Association,

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         Silicon Valley Association of General Counsel and one local bar association (San Francisco or Los Angeles) of your choice, including reasonable expenses of attending appropriate meetings of these organization consistent with your job responsibilities.

- At present, the Company purchases and maintains in effect for its employees short- and long-term disability insurance. The short-term disability coverage provides employees with an income equal to 70% of base compensation up to a maximum of $2,500 per week (short-term disability), while the long-term coverage provides 60% of the employee's base salary up to a maximum of $10,000 per month. As discussed, and in order to address your desire to secure income protection in the 60% range of your yearly base salary, the Company is exploring how it might make its disability coverage more attractive to you and similarly situated Company executives (including the possible modification of current monthly "caps" on the amount of disability coverage). The Company agrees that it shall purchase and maintain in effect disability insurance coverage sufficient to provide you with an income of not less than 60% of your base compensation in the event that you are not able to perform your duties as Chief Legal Officer. The cost of such insurance shall be reflected as additional compensation to you for tax purposes.

- If your employment is terminated by us other than for Cause (as that term is defined in the Change of Control Agreement) within the first 12 months of your employment, you will become entitled to six (6) months of severance pay in the aggregate of your total annual target compensation (computed as base plus short term incentive at Target). Your severance payments shall be made monthly and will be subject to withholding of all applicable taxes.

Your employment with the Company shall be on an at-will basis.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by a designated Company representative and by you.

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We look forward to working with you.

Sincerely,

/s/ Jackie DeMaria
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Jackie DeMaria
Chief People Officer
Overture Services, Inc.

         Accepted and agreed to:

         Signature: /s/ Leonard R. Stein          Date: April 4, 2003
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                    Leonard R. Stein